AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2009

REGISTRATION STATEMENT NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRC COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	06-0853807
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21 GRIFFIN ROAD NORTH

WINDSOR, CT  06095

(860) 298-9692

(Address, including zip code, and telephone number, including area code, of  Registrant’s principal executive offices)

TRC COMPANIES, INC.

21 Griffin Road North

Windsor, CT 06095

(860) 298-9692

Attn:  Martin Dodd, Esq.

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock $.10 par value per share	2,162,162 Shares	$3.81	$8,237,837	$459.67

(1) This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Based upon the average of the high and low sale prices reported by the New York Stock Exchange on June  1, 2009 and estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE2, 2009

TRC Companies, Inc.

2,162,162 Shares

Common Stock

The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 2,162,162 shares of common stock, par value $0.10 per share, of TRC Companies, Inc.  We are filing the registration statement of which this prospectus is a part at this time to fulfill a contractual obligation to do so, which we undertook at the time of the placement of these shares of common stock on March 6, 2006.  All or a portion of the shares covered by this registration statement may be offered and sold from time to time by the selling stockholders.  We will not receive any of the proceeds from the sale of the common stock by the selling stockholders, but we are bearing the expenses of registration.  See “Plan of Distribution” beginning on page 14.

Our common stock is listed on the New York Stock Exchange under the symbol “TRR.” On June 1, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $4.05.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS WHICH YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                                         .

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PROSPECTUS SUMMARY

THIS SUMMARY ONLY HIGHLIGHTS THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. AS THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO “WE,” “US,” “OUR COMPANY” OR “THE COMPANY” IN THIS PROSPECTUS REFER COLLECTIVELY TO TRC COMPANIES, INC., A DELAWARE CORPORATION, ITS SUBSIDIARIES AND EQUITY INVESTMENTS.

ABOUT TRC COMPANIES, INC.

TRC Companies, Inc. together with its subsidiaries is a national consulting, engineering, and construction management firm that provides integrated services to the environmental, energy, and infrastructure markets.  Our multidisciplinary project teams provide services to help our clients implement complex projects from initial concept to delivery and operation.  A broad range of commercial, industrial, and government clients depend on us for customized and complete solutions to their toughest business challenges.  We provide our services to commercial organizations and governmental agencies almost entirely in the United States of America.

Our services are focused on three principal areas:

•      Energy:  Energy services continue to be our most rapidly growing area as the United States responds to changes in world supplies of oil and gas and pursues shifts in public policy to renewable energy development and end user demand management.  Services we provide to energy companies have evolved over the past decade to include support in the licensing and engineering design of new sources of power generation, electrical transmission system upgrades, and natural gas and liquid products pipelines and terminals.  Energy services are now provided on a national basis by a dedicated staff representing one-third of our total employees, including over 400 engineers who formerly worked for electric utilities or pipeline transmission companies.  We have become one of the leading outsourcing firms as utilities downsize their engineering and environmental staffs.  In the field of energy demand management, we provide ongoing multi-year administration support to statewide programs in New York and New Jersey.

•      Environmental:  Environmental services have been one of our historic core strengths beginning with air consulting services provided to industrial and utility clients in the 1970s.  Our scientists, engineers, and other technical professionals provide services to a wide range of clients, including industrial and natural resource companies, railroads, energy companies, and federal and state agencies.  Our practice is organized to focus upon key areas of demand:  building sciences, air quality measurements and modeling, environmental assessment and remediation, and natural and cultural resource management.  Over the next few years, we will expand our presence in the climate change and energy markets by aligning our resources with our clients more strategically.  Under our Exit Strategy program, we are the market leader in the environmental liability transfers, and we assume responsibility and liability for remediation of environmentally impaired properties, with our client paying a fixed price usually backed by insurance or other financial assurance mechanisms.

•      Infrastructure:  Our services for our infrastructure clients are primarily related to:  (1) expansion of infrastructure capacity in geographic areas where population growth and demographic change is occurring; (2) rehabilitation of overburdened and deteriorating infrastructure systems; and (3) management of risks related to security of public and private facilities.  Our infrastructure business provides services in a number of areas, including building systems, construction management, geographic systems and mapping, geotechnical engineering, hydraulics and hydrological studies, land development, municipal engineering, transportation, and security.

THE OFFERING

This prospectus related to up to 2,162,162 shares of common stock that may be offered for sale by the selling stockholders.

Pursuant to a Stock Purchase Agreement dated March 6, 2006 between the Company and the selling stockholders, the selling stockholders purchased 2,162,162 shares of our common stock.  Also, in conjunction with the Stock Purchase Agreement, we entered into a Registration Rights Agreement with the selling stockholders with respect to the purchased shares.  Pursuant to the Registration Rights Agreement, we were required to register the shares by December 1, 2007 or pay a penalty of $100,000 per month.  Due to untimely filings, we were unable to register the stock by that date, and the date was extended until May 29, 2009 in exchange for $600,000 in promissory notes due July 19, 2009.  We are registering the sale of the shares covered by this prospectus in order to fulfill our contractual obligations with regard to these registration rights and to avoid any further financial penalties which have been waived by the selling stockholders through June 30, 2009.

Registration of the sale of common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

RISK FACTORS

The risk factors listed below, in addition to those described elsewhere in our public filings could materially and adversely affect our business, financial condition, results of operations or cash flows.  Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

We incurred significant losses in fiscal 2008, 2007, and 2006, and may incur such losses in the future.  If we continue to incur significant losses and are unable to generate sufficient working capital from our operations or through external financing, we may be unable to fund our operations.

As reflected in our consolidated financial statements, we have incurred net losses applicable to common shareholders of $109.1 million, $5.9 million, and $24.6 million in our fiscal years ended June 30, 2008, 2007 and 2006, respectively. For the first nine months of fiscal 2009, the Company also incurred a loss of $18.8 million due to impairment charges related to goodwill and intangible assets.  While we are taking action to become profitable, if we are unable to improve our operating performance, we may incur additional losses and may not have sufficient working capital to fund our operations. We depend on our core businesses to generate profits and cash flow to fund our working capital growth. Although the services that we provide are spread across a variety of industries, disruptions such as a general economic downturn or higher interest rates could negatively affect the demand for our services across a variety of industries which could adversely affect our ability to generate profits and cash flows.

We are dependent on our senior lending facility for our cash needs.  We finance our operations through cash generated by operating activities and borrowings under our revolving credit facility with Wells Fargo Foothill, Inc. That credit facility contains covenants which, among other things, require us to maintain minimum levels of earnings before interest, taxes, depreciation, and amortization as defined in the credit agreement (“EBITDA”) and maintain a minimum level of backlog. We are dependent on this credit facility for short-term liquidity needs.

The recent and unprecedented disruption in the credit markets has had a significant adverse impact on a number of financial institutions resulting in, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Our ability to draw on our line of credit does not appear to be jeopardized at this time. However, we have had violations of several covenants in the past, all of which were waived. Any future violations of our covenants would result in events of default which could (1) deny us additional access to funds under the credit facility; and (2) result in the acceleration of the amount outstanding which we would be unable to repay without refinancing. Any such refinancing would be difficult, especially in light of the current state of the credit markets, because there are fewer financial institutions that have the capacity or willingness to lend, particularly to companies that have experienced negative financial results.

We have not experienced any material impacts to liquidity or access to capital as a result of the current conditions in the financial and credit markets. Management cannot predict with any certainty the impact to us of any further or continued disruption. The deterioration of the economic conditions in the United States has been broad and dramatic. The current adverse state of the economy and the possibility that economic conditions will continue to deteriorate may affect businesses such as ours in a number of ways. While management cannot directly measure it, the credit crisis may affect the ability of our customers and vendors to obtain financing for significant purchases and operations and could result in a decrease in their business with us which could adversely affect our ability to generate profits and cash flows. In addition, our business is significantly dependent on the availability of insurance, including our commercial coverage as well as cost cap and related insurance for our Exit Strategy program. Much of the commercial coverage and almost all of the Exit Strategy related insurance is underwritten by the regulated insurance subsidiaries of the American International Group. We believe we will continue to have adequate insurance for current operations, but to the extent coverage were lost or reduced and replacement coverage were not available, we could be negatively impacted. We are unable to predict the likely duration and severity of the disruption in financial markets and adverse economic conditions. Management will continue to closely monitor the credit markets and the Company’s liquidity.

Failure to timely file certain periodic reports with the SEC could pose risks to our business.

We did not timely file with the SEC our Forms 10-K for fiscal 2007, 2006 and 2005, or our interim reports on Forms 10-Q for the first, second and third quarters of fiscal 2008 and for fiscal 2007 and 2006, but we have, however, been timely since May 23, 2008 in conjunction with the filing of our quarterly report on Form 10-Q for the third quarter of fiscal 2008. We were not compliant with the reporting requirements under the Securities Exchange Act of 1934 (the “Exchange Act”) or the reporting requirements of the New York Stock Exchange (the “NYSE”) during the noted prior periods.  Failure to timely file our periodic reports with the SEC involves a number of potentially significant risks, including:

•                  A breach could be declared under our revolving credit facility , which may result in the lenders declaring our outstanding loans due and payable.

•                  We may have difficulty retaining our clients and obtaining new clients and be unable to obtain project bonding.

•                  We may have difficulty retaining or hiring key employees.

•                  During a period where we are not current in our SEC filings, we are not able to effectively register publicly tradable securities which may violate private placement stock purchase agreements.

•                  During a period where we are not current in our SEC filings, there will not be adequate current public information available to permit certain resales of restricted securities pursuant to Rule 144 under the Securities Act, which could have a detrimental effect on our relations with individuals or entities who hold restricted securities.

We are materially dependent on contracts with federal, state and local governments.

We estimate that contracts with agencies of the U.S. government and various state and local governments represent approximately 20% of our net service revenue. Therefore, we are materially dependent on various contracts with such governmental agencies. Companies engaged in government contracting are subject to certain unique business risks.  Among these risks are dependence on appropriations and administrative allotment of funds, as well as changing policies and regulations. These contracts may also be subject to renegotiation of profits or termination at the option of the government. The stability and continuity of that portion of our business depends on the periodic exercise by the government of contract renewal options, our continued ability to negotiate favorable terms and the continued awarding of task orders to us.

We are and will continue to be involved in litigation. Legal defense and settlement expenses can have a material adverse impact on our operating results.

We have been, and likely will be, named as a defendant in legal actions claiming damages in connection with engineering and construction projects and other matters. These are typically actions that arise in the normal course of business, including employment-related claims, contractual disputes, professional liability, or claims for personal injury or property damage. We have substantial deductibles on several of our insurance policies and not all claims are insured. In addition, we have also incurred legal defense and settlement expenses related to prior acquisitions. Accordingly, defense costs, settlements and potential damage awards have been material in the past and may have a material adverse effect on our liquidity in future periods.

Subcontractor performance and pricing could expose us to loss of reputation and additional financial or performance obligations that could result in reduced profits or losses.

We often hire subcontractors for our projects. The success of these projects depends, in varying degrees, on the satisfactory performance of our subcontractors and our ability to successfully manage subcontractor costs and pass them through to our customers. If our subcontractors do not meet their obligations or we are unable to manage or pass through costs, we may be unable to profitably perform and deliver our contracted services. Under these circumstances, we may be required to make additional investments and expend additional resources to ensure the adequate performance and delivery of the contracted services. These additional obligations have resulted in reduced profits or, in some cases, significant losses for us with respect to certain projects. In addition, the inability of our subcontractors to adequately perform or our inability to manage subcontractor costs on certain projects could hurt our competitive reputation and ability to obtain future projects.

Our operations could require us to utilize large sums of working capital, sometimes on short notice and sometimes without the ability to recover the expenditures.

Circumstances or events which could create large cash outflows include losses resulting from fixed-price contracts, remediation of environmental liabilities, legal expenses, project completion delays, failure of clients to pay, and professional liability or claims, among others. We cannot provide assurance that we will have sufficient liquidity or the credit capacity to meet all of our cash needs if we encounter significant working capital requirements as a result of these or other factors.

If we must write off a significant amount of intangible assets or long-lived assets, our earnings will be negatively impacted.

Goodwill and identifiable intangible assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. For the fiscal year ended June 30, 2008, we recorded a goodwill impairment charge of $76.7 million and an intangible asset impairment charge of $0.6 million, and as of the second quarter of fiscal 2009, we recorded a goodwill impairment charge of $19.3 million and an intangible asset impairment charge of $2.1 million.  Changes in the fair value of our common stock and other factors may result in additional impairments of goodwill or other assets which would negatively impact our earnings.

Our common stock could be delisted from the NYSE.

On August 14, 2008, we were notified by the NYSE that we were not in compliance with the NYSE’s continued listing standards as our market capitalization was less than $75.0 million over a 30 trading-day period, and our shareholders’ equity was less than $75.0 million. Under applicable NYSE procedures, we submitted a plan to the NYSE to demonstrate our ability to achieve compliance with the continuing listing standards within 18 months.  The NYSE accepted our plan, and we are submitting quarterly updates, but, to the extent we cannot meet the applicable standards during the required period, we may need to list elsewhere or our stock could become delisted. As of May 28, 2009, the SEC approved an amendment to NYSE listing rules, lowering the applicable standard to $50 million and, hence, we are now in compliance with the revised standard, but a delisting of our common stock could have a material adverse effect on us by, among other things:

•                  Reducing the liquidity and market price of our common stock;

•                  Reducing the number of investors willing to hold or acquire our common stock;

•                  Violating private placement stock purchase agreements; and

•                  Further limiting our access to the equity market.

Our services expose us to significant risks of liability and it may be difficult or more costly to obtain or maintain adequate insurance coverage.

Our services involve significant risks that may substantially exceed the fees we derive from our services. Our business activities expose us to potential liability for professional negligence, personal injury and property damage among other things. We cannot always predict the magnitude of such potential liabilities. In addition, our ability to perform certain services is dependent on our ability to obtain adequate insurance.

We obtain insurance from insurance companies to cover a portion of our potential risks and liabilities subject to specified policy limits, deductibles or coinsurance. It is possible that we may not be able to obtain adequate insurance to meet our needs, may have to pay an excessive amount for the insurance coverage we want, or may not be able to acquire any insurance for certain types of business risks. As a result of the recent events in the financial markets, we face additional risks due to the continuing uncertainty and disruption in those markets. Much of our commercial insurance is underwritten by subsidiaries of American International Group (“AIG”). AIG also underwrites the cost cap and related insurance provided for our Exit Strategy insurance placements which share some specific characteristics that present additional risk. The Exit Strategy related policies all tend to be long term; many are ten years or more. Finally, some policies also serve to satisfy state and federal financial assurance requirements for certain projects. If we were to lose coverage or seek replacement coverage, we would need to find alternative financial assurance arrangements for these projects. Additionally, most of our Exit Strategy projects require us to perform the work regardless of the availability of insurance, directly exposing us to all financial risks without the benefit of insurance.

Our recent financial losses may preclude us from attaining adequate bonding capacity.

Our ability to obtain bonding is dependent on financial performance and has been significantly curtailed and become more costly. The lack of bonding capacity imposes significant limitations on our ability to secure certain types of work.

Our failure to properly manage projects may result in additional costs or claims.

Our engagements involve a variety of projects, some of which are large-scale and complex. Our performance on projects depends in large part upon our ability to manage the relationship with our clients and to effectively manage the project and deploy appropriate resources, including third-party contractors and our own personnel, in a timely manner. If we miscalculate, or fail to properly manage, the resources or time we need to complete a project with capped or fixed fees, or the resources or time we need to meet contractual obligations, our operating results could be adversely affected. Further, any defects, errors or failures to meet our clients’ expectations could result in claims against us.

Our use of the percentage-of-completion method of accounting could result in reduction or reversal of previously recorded revenue and profits.

We account for a significant portion of our contracts on the percentage-of-completion method of accounting. Generally, our use of this method results in recognition of revenue and profit ratably over the life of the contract based on the proportion of costs incurred to date to total costs expected to be incurred. The effect of revisions to revenue and estimated costs, including the achievement of award and other fees, is recorded when the amounts are known and can be reasonably estimated. The uncertainties inherent in the estimating process make it possible for actual costs to vary from estimates that could result in reductions or reversals of previously recorded revenue and profit. Such differences could be material.

Our business and operating results could be adversely affected by our inability to accurately estimate the overall risks, revenue or costs on a contract.

We generally enter into three principal types of contracts with our clients: fixed-price, time-and-materials, and cost-plus.  Under our fixed-price contracts, we receive a fixed price irrespective of the actual costs we incur and, consequently, we are exposed to a number of risks. These risks include: underestimation of costs, problems with new technologies, unforeseen costs or difficulties, delays, price increases for materials, poor project management or quality problems, and economic and other changes that may occur during the contract period. Under our time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for other expenses. Profitability on these contracts is driven by billable headcount and cost control. Many of our time-and-materials contracts are subject to maximum contract values and, accordingly, revenue relating to these contracts is recognized as if these contracts were fixed-price contracts. Under our cost-plus contracts, some of which are subject to contract ceiling amounts, we are reimbursed for allowable costs and fees which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be able to obtain reimbursement for all such costs. Accounting for a fixed-price contract requires judgments relative to assessing the contract’s estimated risks, revenue and estimated costs as well as technical issues. Due to the size and nature of many of our contracts, the estimation of overall risk, revenue and cost at completion is complex and subject to many variables. Changes in underlying assumptions, circumstances or estimates may adversely affect future period financial performance. If we are unable to accurately estimate the overall revenue or costs on a contract, we may experience a lower profit or incur a loss on the contract.

Our backlog is subject to cancellation and unexpected adjustments, and is an uncertain indicator of future operating results.

Our contract backlog based on net service revenue as of March 27, 2009 was approximately $252 million. We cannot guarantee that the net service revenue projected in our backlog will be realized or, if realized, will result in profits. In addition, project cancellations or scope adjustments may occur from time to time with respect to contracts reflected in our backlog. These types of backlog reductions could adversely affect our revenue and margins. Accordingly, our backlog as of any particular date is an uncertain indicator of our future earnings.

We are dependent on continued regulatory enforcement.

While we increasingly pursue economically driven markets, our business is materially dependent on the continued enforcement by federal, state and local governments of various environmental regulations. Changes in environmental standards or enforcement, could adversely impact our business.

We operate in highly competitive industries.

The markets for many of our services are highly competitive. There are numerous professional architectural, engineering and consulting firms and other organizations which offer many of the services offered by us. We compete with many companies, some of which have greater resources. Competitive factors include reputation, performance, price, geographic location and availability of technically skilled personnel. In addition, we face competition from the use by our clients of in-house staff.

Changes in existing environmental laws, regulations and programs could reduce demand for our environmental services, which could cause our revenue to decline.

A significant amount of our business is generated either directly or indirectly as a result of existing federal and state laws, regulations and programs related to pollution and environmental protection. Accordingly, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could result in a decline in demand for environmental services that may have a material adverse effect on our revenue.

The value of our equity securities could continue to be volatile.

Our common stock has experienced substantial price decline. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many companies and that have often been unrelated to the operating performance of these companies. The overall market and the price characteristics of our common stock may continue to fluctuate greatly. The trading price of our common stock may be significantly affected by various factors, including:

•                  Our financial results, including revenue, profits, days sales outstanding, backlog, and other measures of financial performance or financial condition;

•                  Announcements by us or our competitors of significant events, including acquisitions;

•                  Threatened or pending litigation;

•                  Changes in investors’ and analysts’ perceptions of our business or any of our competitors’ businesses;

•                  Investors’ and analysts’ assessments of reports prepared or conclusions reached by third parties;

•                  Changes in legislation;

•                  Broader market fluctuations;

•                  General economic or political conditions;

•                  Material internal control weaknesses;

•                  Failure to timely file periodic reports; and

•                  Stock exchange delisting.

Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain or attract key employees. Many of these key employees are granted stock options and restricted stock, the value of which is dependent on our stock price.

We may experience adverse impacts on our results of operations as a result of adopting new accounting standards or interpretations.

Our adoption of and compliance with changes in accounting rules, including new accounting rules and interpretations, could adversely affect our operating results or cause unanticipated fluctuations in our operating results.

We have established a new management team.

During the past four years, we have made substantial changes in our senior management team, including our Chief Executive Officer, Chief Financial Officer and President. In addition, a number of other management positions have recently been filled. Because of the lack of familiarity of the new management team with our Company, there is the risk that our new management team will not be able to execute our business plan and that initiatives could be implemented that would adversely affect the business.

We are highly dependent on key personnel.

The success of our business depends on our ability to attract and retain qualified employees. We need talented and experienced personnel in a number of areas to support our core business activities. An inability to attract and retain sufficient qualified personnel could harm our business. Turnover among certain critical staff could have a material adverse effect on our ability to implement our strategies and on our results of operations. There is currently a shortage of technical and engineering personnel.

We have identified material weaknesses in our internal control over financial reporting which could continue to negatively impact our ability to report our results of operations and financial condition accurately and in a timely manner.

We have identified a number of material weaknesses in our internal control over financial reporting.

We have concluded that our internal control over financial reporting was not effective as of March 27, 2009 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations by the Treadway Commission. For a detailed description of these material weaknesses, See Item 4. “Controls and Procedures” in our Quarterly Report on Form 10-Q for the period ended March 27, 2009. Each of our material weaknesses results in more than a remote likelihood that a material misstatement of the annual or interim financial statements that we prepare will not be prevented or detected. As a result, we must perform extensive additional work to obtain reasonable assurance regarding the reliability of our financial statements. Even with this additional work, given the number of material weaknesses identified, there is a risk of additional errors not being prevented or detected. Moreover, other material weaknesses may be identified.

We have extensive work remaining to remedy the material weaknesses in our internal control over financial reporting.

We have significant work remaining to remediate the material weaknesses in our internal control over financial reporting. There can be no assurance as to when all of the material weaknesses will be remediated. Until our remediation efforts are completed, management will continue to devote significant time and attention to these efforts, and we will continue to incur expenses associated with the additional procedures and resources required to prepare our consolidated financial statements. Certain of our remediation activities, such as training of our personnel to implement our reconciliation and review procedures, will result in additional costs.

If our internal control over financial reporting remains ineffective, our business and prospects may suffer.

If we are unsuccessful in implementing or following our remediation plan, or fail to update our internal control over financial reporting as our business evolves, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or to maintain effective disclosure controls and procedures. If we are unable to report financial information in a timely and accurate manner or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions, including a delisting from the NYSE, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our common stock.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect all misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The prospectus and the documents we incorporate in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”). Such statements are being made pursuant to the 1995 Act and with the intention of obtaining the benefit of the “Safe Harbor” provisions of the 1995 Act. Forward-looking statements are based on information available to us and our perception of such information as of the date of this prospectus and documents incorporated herein, and our current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” or variations of such wording, and other words or phrases of similar meaning in connection with a discussion of our future operating or financial performance, and other aspects of our business, including growth, trends in our business and other characterizations of future events or circumstances. From time to time, forward-looking statements also are included in our other periodic reports on Forms 10-Q and 8-K, in press releases, in our presentations, on our website and in other material released to the public. Any or all of the forward-looking statements included in this prospectus and the documents incorporated herein, and in any other reports or public statements made by us are only predictions and are subject to risks, uncertainties and assumptions, including those identified in the “Risk Factors” section, and in other reports filed by us from time to time with the SEC as well as in press releases. Such risks, uncertainties and assumptions are difficult to predict and beyond our control, and may cause actual results to differ materially from those that might be anticipated from our forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock covered by this prospectus by the selling stockholders.

THE SELLING STOCKHOLDERS

The selling stockholders are existing stockholders of the Company whom we have granted registration rights in connection with their purchase of common stock from the Company in the March 6, 2006 private placement.

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of June 1, 2009, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering.  The third column of this table is based on the assumption that the selling stockholders will offer for sale all of their shares of common stock covered by this prospectus.  We do not know whether this will occur.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.  Common shares that are issuable upon the exercise of outstanding options, warrants, convertible preferred stock or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each selling stockholder’s percentage ownership of outstanding common shares.

Name	Common Stock Beneficially Owned	Common Stock Offered Hereby	Common Stock to be Owned After Offering(a)	Percentage Of All Common Stock To Be Owned After Offering(a)
Peter R. Kellogg	3,837,296	381,081	3,456,215	17.9
Federal Partners(b)	1,988,031	1,081,081	906,950	4.7
Lee I. Kellogg	350,000	350,000	0	0
Charles Kirkland Kellogg	350,000	350,000	0	0

(a)Assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus.

(b)Federal Partners is a Delaware limited partnership. Kevin S. Moore and Stephen M. Duff have voting/investment control over Federal Partners.

Peter Kellogg and affiliated companies is our largest shareholder.  Federal Partners is an affiliate of The Clark Estates, Inc., a company for which TRC director Stephen M. Duff serves as Chief Investment Officer.

PLAN OF DISTRIBUTION

Each selling stockholder (the “Selling Stockholders”) of the common stock of the Company and any of their pledgees, donees, transferees and other successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•                  Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  An exchange distribution in accordance with the rules of the applicable exchange;

•                  Privately negotiated transactions;

•                  Settlement of short sales entered into after the date of this prospectus;

•                  Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•                  A combination of any such methods of sale;

•                  Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                  Any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of common stock under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock covered by this prospectus.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares of common stock covered by this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of common stock covered by this prospectus by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of common stock covered by this prospectus may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The shares of common stock covered by this prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered by this prospectus may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock covered by this prospectus may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until all of the securities are sold:

•                  Our current reports on Form 8-K dated June 1, 2009, May 6, 2009, February 10, 2009, November 6, 2008, September 30, 2008, August 21, 2008, August 20, 2008, and July 7, 2008;

•                  Our quarterly reports on Form 10-Q for our fiscal quarter ended March 27, 2009, December 26, 2008, and September 26, 2008;

•                  Our annual report on Form 10-K for our fiscal year ended June 30, 2008;

•                  Our proxy statement on Schedule 14-A filed October 16, 2008, as supplemented by the Schedule 14-A filed October 29, 2008; and

•                  The description of our common stock contained in our registration statement on Form 8A filed on June 3, 1988.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: TRC Companies, Inc., 21 Griffin Road North, Windsor, CT 06095 Attn: Investor Relations. Telephone requests may be directed to the Chief Financial Officer at (860) 298-9692. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission.  Copies of reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission’s public reference facilities at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including TRC Companies, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at http://www.sec.gov.

Our common stock trades on the New York Stock Exchange.  Copies of reports, proxy statements and other information concerning us can also be inspected at the offices of New York Stock Exchange, located at 20 Broad St., New York, New York 10005.

We also have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the offering, reference is made to such registration statement, exhibits and schedules, which may be inspected without charge at the Commission’s office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, are incorporated herein by reference.  Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Martin H. Dodd, General Counsel.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OUR COMPANY OR ANY OTHER  PERSON.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

Registration fee - Securities and Exchange Commission	$459.67
Accountants’ fees and expenses	10,000.00
Legal expenses	1,000.00
Printing expenses	1,000.00
Miscellaneous	1,000.00
TOTAL	$13,459.67

All expenses itemized above shall be borne by our Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide generally for indemnification of our officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

As permitted by Section 102 of the Delaware General Corporation Law, our stockholders have approved and incorporated provisions into our Certificate of Incorporation eliminating a director’s personal liability for monetary damages to us and our stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director’s duty of loyalty to us or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

The above discussion of our Bylaws and Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such bylaws, Certificate of Incorporation, indemnification agreements and statute.

ITEM 16.  EXHIBITS.

Exhibit No.	Description

4.1	Stock Purchase Agreement, dated March 6, 2006, by and among the Company and purchasers named therein, incorporated by reference to the Company’s Form 8-K filed on March 9, 2006.

4.2	Registration Rights Agreement, dated March 6, 2006, by and among the Company and the stockholders named therein, incorporated by reference to the Company’s Form 8-K filed on March 9, 2006.

4.3	Amendment to Registration Rights Agreement dated December 1, 2007*

5.1	Opinion of Martin H. Dodd, counsel to the Company*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Martin H. Dodd, counsel to the Company* (The Consent is included in Exhibit 5.1 hereto.)

24.1

Power of Attorney, executed by certain officers of the Company and individual members of the Board of Directors, authorizing certain officers of the Company to file amendments to the Company’s Registration Statement on Form S-3, are located on the signature page of this Report.*

*Filed herewith.

ITEM 17.  UNDERTAKINGS.

a.   The undersigned registrant hereby undertakes:

1.               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the  undersigned registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.               That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b..  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.   Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling  person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor, State of Connecticut, on June 2, 2009.

TRC Companies, Inc.

/s/ Thomas W. Bennet, Jr.
Thomas W. Bennet, Jr.
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Christopher P. Vincze and Thomas W. Bennet, Jr., or either of them, his true and lawful attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Christopher P. Vincze	Chairman and Chief Executive Officer	June 2, 2009
Christopher P. Vincze	(Principal Executive Officer)

/s/ Thomas W. Bennet, Jr.	Senior Vice President and	June 2, 2009
Thomas W. Bennet, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Sherwood L. Boehlert	Director	June 2, 2009
Sherwood L. Boehlert

/s/ Friedrich K.M. Bohm	Director	June 2, 2009
Friedrich K.M. Bohm

/s/ F. Thomas Casey	Director	June 2, 2009
F. Thomas Casey

/s/ Stephen M. Duff	Director	June 2, 2009
Stephen M. Duff

/s/ Robert W. Harvey	Director	June 2, 2009
Robert W. Harvey

/s/ J. Jeffrey McNealey	Director	June 2, 2009
J. Jeffrey McNealey